Exhibit 10.19

RESTRICTED STOCK UNIT

AWARD AGREEMENT

THIS AGREEMENT is made this      day of             , 20     (the “Grant Date”) between JELD-WEN Holding, Inc., a Delaware corporation (the “Company”), and First and Last Name (the “Recipient”).

WHEREAS, the Company desires to grant to the Participant an award of restricted stock units pursuant the Company’s 2017 Omnibus Equity Plan (the “Plan”); and

WHEREAS, the Company and the Recipient understand and agree that any capitalized terms used herein, if not otherwise defined, shall have the same meanings as in the Plan (the Recipient being referred to in the Plan as Participant);

NOW, THEREFORE, in consideration of the following mutual covenants and for other good and valuable consideration, the parties agree as follows:

1. Award and Terms of Restricted Stock Units. The Company awards to the Recipient under the Plan (Number) Restricted Stock Units (the “Award”), subject to the restrictions, conditions and limitations set forth in this Agreement and in the Plan, which is incorporated herein by reference. The Recipient acknowledges receipt of a copy of the Plan and acknowledges that the definitive records pertaining to the grant of this Award, and settlement of rights hereunder, shall be retained by the Company.

(a) Rights under Restricted Stock Units. A Restricted Stock Unit (“RSU”) obligates the Company, upon vesting and in accordance with this Agreement, to issue to the Recipient one Share.

(b) Vesting Dates. The RSUs awarded under this Agreement shall initially be 100% unvested and subject to forfeiture. Subject to Sections 1(c) and 2, the RSUs shall vest and be released from the forfeiture provisions in (Years) equal annual installments beginning on the first anniversary of the Grant Date (each, a “Vesting Date”).

(c) Forfeiture of RSUs on Termination. If the Recipient is Terminated for any reason, all outstanding but unvested RSUs awarded pursuant to this Agreement shall be immediately and automatically forfeited to the Company, and the Recipient shall have no right to receive the underlying Shares.

(d) Restrictions on Transfer. The Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the RSUs.

(e) No Stockholder Rights. The Recipient shall have no rights as a stockholder with respect to the RSUs or the Shares underlying the RSUs until the underlying Shares are issued to the Recipient, and the delivery of such Shares is subject to the Participant’s becoming a party to the Registration Rights Agreement by and among the Company, Onex Partners III LP, Onex Advisor III LLC, Onex Partners III GP LP, Onex Partners III PV LP, Onex Partners III Select LP, Onex US Principals LP, Onex Corporation, Onex American Holdings II LLC, BP EI LLC, 1597257 Ontario Inc., and certain other parties, dated October 3, 2011, as may be amended from time to time.

(f) Delivery Date for the Shares Underlying the Vested RSU. As soon as practicable, but in no event later than 30 days following a date on which any RSU vests, the Company will issue to the Recipient the Share underlying the then-vested RSU, subject to Section 1(h). The Shares will be issued in the Recipient’s name or, in the event of the Recipient’s death after the date of vesting but before the date of delivery, in the name of either (i) the beneficiary designated by the Recipient on a form supplied by the Company or (ii) if the Recipient has not designated a beneficiary, the person or persons establishing rights of ownership by will or under the laws of descent and distribution.

(g) Taxes and Tax Withholding. The Recipient acknowledges and agrees that no election under Section 83(b) of the Internal Revenue Code of 1986, as amended, can or will be made with respect to the RSUs. The Recipient acknowledges that on each date that Shares underlying the RSUs are issued to the Recipient (the “Payment Date”), the Fair Market Value on that date of the Shares so issued will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts. To satisfy the required minimum withholding amount, the Company shall withhold from the Shares otherwise issuable the number of Shares having a Fair Market Value equal to the minimum withholding amount. Alternatively, the Company may, at its option, permit the Recipient to pay such withholding amount in cash under procedures established by the Company.

(h) Dividend Equivalent Distributions. If a dividend or other distribution is made in respect of Shares before a Payment Date, for each RSU that is settled on such applicable Payment Date, a Recipient will be entitled to receive (on the applicable Payment Date) the per Share amount received by other stockholders in respect of a Share in connection with such dividend or distribution (such dividends or distributions, the “Dividend Equivalent Distributions”). For the sake of clarity, Dividend Equivalent Distributions that relate to RSUs that are not settled on a Payment Date will be made if and when the Payment Date related to such RSUs occurs. To the extent any such RSUs are forfeited, any Dividend Equivalent Distributions associated with such RSUs shall similarly be forfeited.

(i) Not a Contract of Employment. Nothing in the Plan or this Agreement shall confer upon the Recipient any right to be continued in the employment of the Company or any Affiliate, or to interfere in any way with the right of the Company or any parent or subsidiary by whom the Recipient is employed to terminate the Recipient’s employment at any time or for any reason, with or without cause, or to decrease the Recipient’s compensation or benefits.

2. Prohibited Conduct; Restatements.

(a) Consequences of Prohibited Conduct. If the Company determines that the Recipient has engaged in any Prohibited Conduct (as defined in Section 2(b)), then:

(i) The Recipient shall immediately forfeit all outstanding RSUs awarded pursuant to this Agreement and shall have no right to receive the underlying Shares; and

(ii) If the Payment Date for any RSUs has occurred, and the Company determines that Prohibited Conduct occurred on or before the first anniversary of the Vesting Date for those RSUs, the Recipient shall repay and transfer to the Company (A) the number of Shares issued to the Recipient under this Agreement on that Payment Date (the “Forfeited Shares”), plus (B) the amount of cash equal to the withholding taxes paid by withholding Shares (if any) from the Recipient on the respective Payment Date. If any Forfeited Shares have been sold by the Recipient prior to the Company’s demand for repayment, the Recipient shall repay to the Company (A) 100% of the proceeds of such sale or sales, plus (B) the amount of cash equal to the withholding taxes paid by withholding Shares (if any) from the Recipient on the respective Payment Date.

(b) Prohibited Conduct. Each of the following constitutes “Prohibited Conduct”:

(i) During the Recipient’s employment or service with the Company or at any time after Termination for any reason, the Recipient, in violation of any Company policies or agreements with the Company, discloses or misuses any of the Company’s trade secrets or other confidential information regarding the Company, including without limitation, matters relating to cost data, formulas, patterns, compilations, programs, devices, methods, techniques, processes, manufacturing processes, business strategy and plans, customer information, pricing information, supplier information, the Company’s policies and procedures and other financial data of the Company.

(ii) During the Recipient’s employment or service with the Company or at any time during the two-year period following Termination for any reason, the Recipient:

(A) directly or indirectly competes with the Company, accepts employment with any entity that directly or indirectly competes with the Company or otherwise approaches, solicits or accepts business from any customer, supplier or vendor of the Company in direct or indirect competition with the Company;

(B) approaches, counsels or attempts to induce any person who is then in the employ of the Company to leave his or her employ; or employs or attempts to employ any such person or any person who at any time during the preceding twelve (12) months was in the employ of the Company; or

(C) aids, assists or counsels any other person, firm or corporation to do any of the above.

(iii) During the Recipient’s employment or service with the Company or at any time during the two-year period following Termination for any reason, the Recipient (A) engages in any conduct related to the Recipient’s employment or service with the Company for which either criminal or civil penalties against the Recipient may be sought or (B) engages in any act of embezzlement, fraud or dishonesty involving the Company.

(c) Restatement of Financial Statements. In addition to the other provisions in this Section 2, this Agreement, or the Plan, the RSUs and any Shares issued under the RSUs shall be subject to any policies of the Company in effect on the Grant Date or adopted by the Company at any time thereafter that provide for forfeiture of the RSUs and recoupment of any Shares issued under the RSUs or of any gain received by the Recipient in connection with the sale of Shares received under the RSUs in the event of any restatement of the Company’s financial statements.

(d) Determinations. The Committee shall, in its sole discretion, make all determinations regarding this Section 2, including whether any Prohibited Conduct has occurred, and the determinations by the Committee shall be final and binding on all parties.

(e) Company and its Affiliates. All references in this Section 2 to the Company shall include the Company and any of its Subsidiaries and Affiliates.

3. Notices. All notices, consents and other communications required or permitted to be given under or by reason of this Agreement shall be in writing and shall be delivered personally or by e-mail or reputable overnight courier. If to the Company, notice shall be made at its principal corporate headquarters, addressed to the attention of the Corporate Secretary. If to the Recipient, notice shall be made at Recipient’s address on file with the Company. Either party may designate at any time hereafter in writing some other address for notice.

4. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware. Any litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of Delaware in New Castle County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such litigation in any federal or state court located in the State of Delaware in New Castle County, (b) any claim that any such litigation brought in any such court has been brought in an inconvenient forum and (c) any claim that such court does not have jurisdiction with respect to such litigation. To the extent that service of process by mail is permitted by applicable law, each party irrevocably consents to the service of process in any such litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.

5. Binding Effect; Entire Agreement. This Agreement, together with the Plan, contains the entire agreement between the parties with respect to the subject matter hereof, supersedes any and all prior understandings, agreements or correspondence between the parties, and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

6. Severability. Each provision of this Agreement will be treated as a separate and independent clause and unenforceability of any one clause will in no way impact the enforceability of any other clause. Should any of the provisions of this Agreement be found to be unreasonable or invalid by a court of competent jurisdiction, such provision will be enforceable to the maximum extent enforceable by the law of that jurisdiction.

IN WITNESS WHEREOF, the Company and the Recipient have caused this Agreement to be executed on their behalf, by their duly authorized representatives, all on the day and year first above written.

JELD-WEN Holding, Inc.

By:
Its:

RECIPIENT:

First and Last Name